Exhibit 10.4

THIRD AMENDMENT TO
COMMERCIAL LEASE

THIS THIRD AMENDMENT TO COMMERCIAL LEASE (this “Amendment”), is effective as of the 5th day of May , 2014 (the “Effective Date”), by and between 5901 Fourth LLC, a Washington limited liability company, successor in interest to Gull Industries, Inc., a Washington corporation (“Landlord”), and Blue Nile, Inc., a Delaware corporation (“Tenant”).

RECITALS
Landlord and Tenant have entered into that certain COMMERCIAL LEASE Agreement dated July 21, 2006 (the “Original Lease”), whereby Landlord leased to Tenant and Tenant leased from Landlord those certain premises (the “Premises”) commonly known as 5907 Fourth Avenue, South, Seattle, Washington.
On May 19, 2011, Landlord and Tenant executed the FIRST AMENDMENT TO COMMERCIAL LEASE (the “First Amendment”) which adjusted the rental rate, extended the term and modified certain other terms in the Lease.
On April 12, 2012, Landlord and Tenant executed the ADDENDUM/AMENDMENT TO CBA LEASES (hereinafter the “Second Amendment”) which amendment set forth terms and conditions wherein Landlord paid to replace a roof-mounted HVAC unit and wherein Tenant agreed to reimburse Landlord on a monthly basis for such costs.
The Original Lease, the First Amendment and Second Amendment are collectively referred to as the “Lease”.
Landlord and Tenant desire to further amend certain provisions of the Lease as amended, as more particularly provided hereinafter.
NOW, THEREFORE, in consideration of the mutual covenants and consideration acknowledged herein, the parties agree as follows:

1.
Term of Lease and Possession. The Lease shall terminate as of midnight on October 31, 2019 unless otherwise terminated in accordance with the terms hereof. The Lease is hereby amended such that all references to the Expiration Date shall be deemed to refer to October 31, 2019. All terms and conditions of the Lease, as amended by this Amendment, shall apply throughout the Term, as extended hereby, except as expressly provided herein.

2.	Base Monthly Rent. From the Effective Date through October 31, 2014, Base

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Monthly Rent in the amount of $17,038.84 shall continue to be payable in accordance with the Lease. Commencing November 1, 2014 and continuing through October 31, 2019, the Base Monthly Rent as defined in the Lease is modified as follows:

a.	November 1, 2014 through October 31, 2016: $17,588.48/month

b.	November 1, 2016 through October 31, 2017: $17,863.30/month

c.	November 1, 2017 through October 31, 2019: $18,138.12/month

All other Rent, including Additional Rent, shall continue to be payable by Tenant in accordance with the terms of the Lease, as amended hereby.

3.
Option to Renew. Any options to renew or extend the Term contained in the Lease, any amendments thereto, including without limitation Section 30 of the Lease, or otherwise are hereby deleted in their entirety and Tenant shall have no further right to extend the Term except as follows:

a.
Tenant is granted the right to extend the term of this Lease beyond the Expiration Date for two (2) periods of three (3) years each (each, an “Extended Term”). Tenant may not exercise this right if there exists an event of default beyond any applicable cure period. Tenant must provide written notice of its exercise to Landlord no later than one hundred and eighty (180) days prior to the then-applicable Expiration Date. Once given, Tenant’s exercise of its rights under this Section 3(a) cannot be cancelled or revoked. In each Extended Term, all terms and conditions of this Lease shall apply except that Base Monthly Rental shall be based on the Fair Market Rent for the Premises. These options are personal to Tenant and may not be exercised by any assignee or sublessee other than an affiliate of Tenant or a successor by merger or consolidation.

b.
As used herein, “Fair Market Rent” means an amount equal to the then prevailing rate for similar space in a comparable building located within the Seattle metropolitan area during the applicable Extended Term, but in no event less than the Base Monthly Rent to be paid to Landlord in the last twelve (12) months of the Term. If Tenant validly exercises an extension option as provided in Section 3(a), then Landlord shall, within thirty (30) days of receipt of Tenant’s written exercise of such extension option, provide Tenant with Landlord’s determination of Fair Market Rent. After receiving Landlord’s determination of Fair Market Rent, Tenant shall have the right any time within thirty (30) days of receipt of Landlord’s determination of Fair Market Rent, to provide written notice to Landlord in order to: (i) confirm to Landlord Tenant’s exercise of its extension option and that Tenant accepts Landlord’s determination of Fair Market Rent for the applicable Extended Term; or (ii) notify Landlord that Tenant disagrees with Landlord’s determination of the Fair Market Rent and wishes to negotiate in good faith the amount of Fair Market Rent. In the event that Landlord and Tenant are unable to agree upon

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the Fair Market Rent for the Extended Term by the ninetieth (90th) day prior to the Expiration Date of the Term, then Fair Market Rent shall be determined by appraisal as follows:

i.
Either Landlord or Tenant may submit the matter to appraisal by notifying the other party in writing. Within the (10) days after the date of such notice, the parties shall use reasonable efforts to designate a licensed, M.A.I. appraiser having at least ten (10) years experience appraising industrial rental property in the Seattle metropolitan area and who has not been regularly employed or retained as a consultant, appraiser or agent of either party during the last twelve (12) months, but if the parties are unable to agree upon a single appraiser within such period, then Landlord and Tenant shall each shall promptly designate an appraiser conforming to these qualifications; and

ii.
The two appraisers designated shall then immediately designate a third appraiser similarly qualified. Within thirty (30) days of being chosen, the appraiser(s) shall promptly conduct an independent rental study and narrative comparison of the Fair Market Rent for each Lease Year of the applicable Extended Term. In the case of a single appraiser, the appraiser shall deliver his or her opinion directly to the Landlord and Tenant. In the case of three appraisers, as soon as the studies are complete, the appraisers shall meet and attempt to reach agreement upon the Fair Market Rent for the Premises for the applicable Extended Term. If the appraisers are unable to agree, and if each determination is not more than ten percent (10%) higher or lower than one of the other determinations, the mathematical average of the three rates so determined shall be the Fair Market Rent for the Premises. Otherwise, the two rates closest in amount for the applicable Extended Term shall be mathematically averaged and that average shall be the Fair Market Rent for the Premises. The determination of Fair Market Rent shall in any event be determined no later than sixty (60) days prior to the expiration date of the Term.

iii.	Each party shall pay the cost of its own appraiser and one-half the costs of the third appraiser. The appraiser(s) decision shall be final and binding upon Landlord and Tenant.

4.
Tenant covenants, represents and warrants to Landlord that (i) Tenant is the present "Tenant" under the Lease and (ii) Tenant has the right, power and authority, without the joinder or consent of any other party, to execute and deliver this Third Amendment and to perform Tenant’s obligations hereunder and this Third Amendment is a valid and binding obligation of Tenant enforceable against Tenant in accordance with the terms hereof. Landlord covenants, represents and warrants to Tenant that (i) Landlord is the present "Landlord" under the Lease and (ii) Landlord has the right, power and

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authority, without the joinder or consent of any other party (including, without limitation, any ground lessor or lender), to execute and deliver this Third Amendment and to perform Landlord’s obligations hereunder and this Third Amendment is a valid and binding obligation of Landlord enforceable against Landlord in accordance with the terms hereof.

5.	Notice and Payment Addresses. Landlord’s address for notices and the payment of Rent as contained in Section 1(c) are hereby amended to read as follows:

5901 Fourth LLC
c/o Gull Industries, Inc.
PO Box 24687
Seattle, WA 98124
Attn: Sr. VP Real Estate

6.
Certificate of Lease Status. Tenant hereby represents and warrants that, as of the date of execution of this Amendment, there exists no defense or offset by Tenant to the enforcement of the Lease by Landlord, and that Landlord is not, as of the date of execution of this Amendment, in default in the performance of any obligation of Landlord under the Lease, nor has any event occurred which, with the passage of time, or the giving of notice, or both, would constitute a default or breach of the Lease by Landlord

7.
Tenant represents and warrants to Landlord that Tenant has not had any dealings with any realtor, broker or agent in connection with this Third Amendment or the negotiation hereof except for Clay Nielsen of Washington Partners Corporate Real Estate (“Tenant’s Broker”). Landlord agrees to pay Tenant’s Broker a fee equal to two and one-half percent of the Base Rent which equals twenty six thousand seven hundred ninety four dollars and 95/100 (26,794.95). Tenant agrees to defend, indemnify and hold Landlord harmless from any cost, expense or liability, including reasonable attorney’s fees, for any breach of this representation. Landlord represents and warrants to Tenant that Landlord has not had any dealings with any realtor, broker or agent in connection with this Third Amendment or the negotiation hereof, other than its property manager, Wilson Management Services, for which Landlord will be responsible for any fee due, if any, and Landlord agrees to defend, indemnify and hold Tenant harmless from any cost, expense or liability, including reasonable attorney’s fees, for any breach of this representation.

8.
To facilitate execution, this Third Amendment may be executed in any number of counterparts as may be convenient or necessary, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof. Additionally, the parties hereto hereby covenant and agree that, for

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purposes of facilitating the execution of this Third Amendment, the signature pages taken from separate individually-executed counterparts of this Third Amendment may be combined to form multiple fully-executed counterparts. All executed counterparts of this Third Amendment shall be deemed to be originals, but all such counterparts taken together or collectively, as the case may be, shall constitute one and the same agreement.

9.
Except as expressly modified hereby, all terms and provisions of the Original Lease, the First Amendment and the Second Amendment (to the extent not inconsistent herewith or not modified hereby) shall remain in full force and effect, and Landlord and Tenant do hereby ratify, confirm and adopt the Lease.

10.	This Third Amendment shall be binding upon, and shall inure to the benefit of, Landlord and Tenant, and their respective heirs, legal representatives, successors and assigns.

11.
The terms and provisions set forth in this Third Amendment constitute the entire agreement and understanding between Landlord and Tenant with respect to the specific subject matter addressed herein, and are hereby deemed to supersede all prior agreements and understandings (including, without limitation, those expressed in the Original Lease, First Amendment or Second Amendment, to the extent inconsistent with the terms and provisions of this Third Amendment, and any prior oral or written communications between Landlord and Tenant, or their respective agents or representatives) concerning the specific subject matter hereof. No subsequent modification or amendment of the terms and provisions of this Third Amendment shall be binding or effective unless in writing and signed by Landlord and Tenant.

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IN WITNESS WHEREOF, the parties have executed this instrument as of the date first written above.

LANDLORD:			TENANT:

5901 FOURTH LLC,		BLUE NILE, INC.
a Washington limited liability company		a Delaware corporation

By	/s/ William Low	By	/s/ David Binder
Its	Sr. VP Real Estate	Its	CFO
Gull Industries, Inc. Managing Member of 5901 Fourth LLC

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